Exhibit 21.1

Subsidiaries of HubSpot, Inc.

Name of Subsidiary	Jurisdiction of Incorporation or Organization
APIHub, Inc. d/b/a Clearbit HubSpot Asia Pte. Ltd.	State of Delaware, United States Singapore
HubSpot Australia Pty Ltd HubSpot Belgium HubSpot Canada Inc.	Australia Belgium Canada

HubSpot France S.A.S.

HubSpot Germany GmbH

HubSpot India Private Limited

HubSpot Ireland Limited

HubSpot Japan K.K.

HubSpot Latin America S.A.S.

HubSpot Netherlands

HubSpot Spain

HubSpot Sweden, a filial of HubSpot Ireland Limited

HubSpot UK Holdings Limited

France Germany India Ireland Japan Colombia Netherlands Spain Sweden United Kingdom